Exhibit 99.31

Subordination Agreement Made By

Henry A. Kirchner and Barbara J. Kirchner, Trustees of The Kirchner Family Nominee Trust,

As Subordinating Creditor

To: Charter Financial, Inc.

530 Fifth Avenue

New York, NY 10036

Dear Sirs and Madams:

In order to induce you to extend credit to or for the account of Pittsfield Mold & Tool, Inc. (hereinafter referred to as the "Debtor"), and to continue under or to refrain at this time from terminating your present arrangements with the Debtor and in consideration of your so doing, and in consideration of any purchase of accounts receivable, notes or other evidences of indebtedness, and any loans, chattel mortgage loans, leases of personal property, real estate loans, advances, payments, extensions of credit, benefits or financial accommodations, now, heretofore, or hereafter made, granted or extended by you or which you have or will become obligated to make, grant or extend to or for the account of the Debtor under any agreement or arrangement or otherwise, and in consideration of any obligation heretofore or hereafter incurred by the Debtor to you under any agreement or arrangement, the undersigned (and each of them if more than one) hereby expressly subordinates any and all indebtedness and obligations of and any and all claims and causes of action against the Debtor which the Debtor may now or at any time hereafter owe to the undersigned or for which the Debtor may now or at any time hereafter be or in any way become liable to the undersigned (all such indebtedness, obligations, claims and causes of action being hereinafter collectively referred to as the "Subordinated Indebtedness"), to and in favor of any and all indebtedness, obligations, claims and causes of action which the Debtor may now or at any time hereafter owe to you or for which the Debtor may now or at any time hereafter be or in any way become liable to you (all such indebtedness, obligations, guarantees, claims and causes of action being hereinafter collectively referred to as the "Senior Indebtedness").

Until all Senior Indebtedness shall have been fully satisfied, the undersigned covenants and agrees that the payment of any amount in respect of the Subordinated Indebtedness whether constituting principal, interest (including interest accrued after the commencement of any Bankruptcy Case, as hereinafter defined, affecting the Debtor, premium, costs of administration, enforcement or collection, or otherwise) shall be subordinate and junior in right of payment to the prior payment in full of the Senior Indebtedness whether constituting principal, interest (including interest accrued after the commencement of any Bankruptcy Case affecting the Debtor), premium, costs of administration, enforcement or collection, or otherwise. You shall first be entitled to receive payment in full of all amounts in respect of the Senior Indebtedness before the undersigned is entitled to receive any payment (including, without limitation, by means of setoff) or any assets or proceeds thereof (including, without limitation, any collateral or proceeds thereof securing Subordinated Indebtedness) in respect of Subordinated Indebtedness. The undersigned further covenant and agree with you that the Debtor will not pay to the undersigned, and that the undersigned shall not accept payment of or assert or seek to enforce against the Debtor (including, without limitation, by means of setoff) any Subordinated Indebtedness or any collateral security pertaining thereto, unless and until any and all Senior Indebtedness (whether matured or unmatured) shall have been paid in full.

Notwithstanding the provisions of the preceding paragraph, but provided that no event of default shall have occurred under or in connection with the Senior Indebtedness (hereinafter sometimes referred to as a "Senior Default"), Debtor may pay to the undersigned the following amounts (hereinafter sometimes referred to as the "Exception Payments"):

1) Principal and interest, payable monthly, in the amount of $31,250.00 on the indebtedness evidenced by the certain promissory note made by Debtor to the undersigned dated September 29, 1999, in the original principal amount of $1,750,000.00 (the "Note").

Upon the occurrence of a Senior Default, the right of Debtor to pay, and the undersigned's right to receive, any Exception Payments shall immediately terminate without the necessity of any action by or notice from you if such Senior Default is based upon any nonpayment or late payment of money by Debtor. However, if such Senior Default is based upon an event of default other than the nonpayment or late payment of money, the right of undersigned to receive Exception Payments shall immediately terminate upon receipt by the undersigned of notice from you of such Senior Default.

Upon (i) any acceleration of any of the Subordinated Indebtedness or (ii) any distribution of assets of the Debtor upon any dissolution, winding up, liquidation or reorganization of the Debtor, whether in bankruptcy, insolvency, reorganization, receivership or similar proceedings and whether voluntary or involuntary (with any such proceedings being hereinafter referred to as a "Bankruptcy Case"), or upon an assignment for the benefit of creditors or any other marshaling of the assets and liabilities of the Debtor or otherwise, or a sale of all or substantially all the assets of the Debtor, any payment or distribution of assets of the Debtor of any kind or character, whether in cash, property, or securities, to which the undersigned would be entitled in respect of the Subordinated Indebtedness except for the subordination provisions contained herein (including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness which is subordinate to the Subordinated Indebtedness) shall be paid by the trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or otherwise, directly to you or your representative or representatives. In the event that there shall be more than one holder of Senior Indebtedness at such time, then such payment or distribution shall be made ratably to such holders according to the aggregate amounts remaining unpaid on account of such Senior Indebtedness after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Debtor of any kind or character, whether in cash, property or securities, shall be received by the undersigned before all Senior Indebtedness is paid in full (other than the Exception Payments to the extent received by the undersigned prior to the occurrence of a Senior Default) such payment or distribution shall be held in trust for you and shall be paid over to you or your representative or representatives (with such payment to be made ratably as aforesaid in the event that there shall be more than one holder of Senior Indebtedness at such time), for application to the payment of all Senior Indebtedness remaining unpaid until all such Senior Indebtedness shall have been paid in full.

The undersigned agrees that without your prior written consent the undersigned will not amend, modify, release or discharge any Subordinated Indebtedness or any document or instrument evidencing any Subordinated Indebtedness or executed and delivered in connection therewith or exercise any conversion privilege with respect to any such Indebtedness. The undersigned hereby irrevocably authorizes you to demand, collect, compromise, receive, enforce and accept any and all sums or distributions of any kind that may become due, payable or distributable on or in respect of any such Subordinated Indebtedness, or any collateral security therefor, whether paid directly or in directly by the Debtor, or paid or distributed in any Bankruptcy Case affecting the Debtor or otherwise, and in your discretion make and present claims therefor in any such Bankruptcy Case, either in your name or the undersigned's. All monies so received by you shall be applied by you upon any and all Senior Indebtedness (including, without limitation, attorneys' fees and expenses of administration, enforcement and collection) owed to you by the Debtors whether then due or not, and you shall account to the undersigned only for any balance remaining.

The subordination provisions contained herein are and are intended solely for the purpose of defining the relative rights of the undersigned as the holder of the Subordinated Indebtedness, on the one hand, and you as the holder of the Senior Indebtedness, on the other hand. Nothing contained in these subordination provisions or elsewhere in this Agreement is intended to or shall impair, as between the Debtor its creditors (other than you as the holder of the Senior Indebtedness), and the undersigned as the holder of the Subordinated Indebtedness, the obligation of the Debtor, which is unconditional and absolute, to pay to the undersigned such Subordinated Indebtedness, or to affect the relative rights of the undersigned as the holder of Subordinated Indebtedness and creditors of the Debtor, other than you as the holder of the Senior Indebtedness, nor shall anything herein prevent the undersigned from exercising all remedies otherwise permitted by applicable law upon default under the Subordinated Indebtedness, subject to the terms and conditions of this Agreement.

The undersigned represents and covenants that the Subordinated Indebtedness of the Debtor to the undersigned (and each of them if more than one) is a valid obligation now owing, and is not subject to any defenses, offsets, or counterclaims; that the undersigned has not assigned or transferred any of said Indebtedness or any interest therein or any collateral security pertaining thereto, and that the undersigned will make no such assignment or transfer thereof other than to you; and that the undersigned has not heretofore given any subordination in respect thereto.

The undersigned waives: notice of acceptance hereof; notice of the creation, renewal or extension of any indebtedness or liability of the Debtor to you and of the taking or releasing of collateral security therefor; presentment, demand, protest, and notice of protest with respect to any instrument; and notice of default and all other notices to which the undersigned might otherwise be entitled. The undersigned agrees that your failure or delay in exercising your rights hereunder shall not act as a waiver of such rights.

The undersigned further agrees that, without your prior written consent, the undersigned will not: take or permit to exist any guaranty or collateral security for the Subordinated Indebtedness; borrow any monies from the Debtor, or otherwise become indebted to the Debtor, whether directly or indirectly; permit the Debtor to make any distribution of all or any portion of its assets, whether by payment of any dividends, purchase or redemption of any securities, or by dissolution; accept any such payments or distributions; exercise any rights or remedies against the Debtor in respect of the Subordinated Indebtedness upon the occurrence of a default by the Debtor under any thereof; commence, or join with any other creditor in commencing, any Bankruptcy Case against the Debtor; or do any act to impair the subordination.

This Agreement shall be continuing, irrevocable and binding severally upon the undersigned and our respective heirs, personal representatives and assigns, shall inure to the benefit of yourself, your successors and assigns, and shall expressly inure to the benefit of any holder(s) from time to time of any Senior Indebtedness, and shall be governed by the laws of the State of New York.

IN WITNESS WHEREOF, we have hereunto set our hands and seals this __________ day of __________, 19____.

Subordinating Creditor:	Present Indebtedness:

KIRCHNER FAMILY NOMINEE TRUST	Approximately $1,718,662.00

Henry A. Kirchner
BY:__________________________________
TITLE: Trustee
Barbara J. Kirchner
BY:_________________________________
TITLE: Trustee

The above-named Debtor acknowledges the indebtedness set forth above, assents to the foregoing subordination and agrees in all respects to be bound thereby and to keep, observe and perform the several matters and things therein intended by it to be done, and particularly agrees not to make any payments or other distributions contrary thereto, or to issue any note or other instrument evidencing said indebtedness, or to give any further collateral security for said indebtedness.

(Corporate Seal)
Pittsfield Mold & Tool, Inc. (Name of Debtor)
Attest:
By:_______________________________
___________________________________ (Assistant Secretary)	Title:______________________________